Exhibit (1)(p)

AMENDMENT NO. 13 TO THE TRUST INSTRUMENT

UBS SERIES FUNDS

(formerly, UBS Money Series)

Pursuant to Article IV, Section 1 and Article X, Section 8 of the Trust Instrument of UBS Money Series (the “Trust”), the Trust Instrument of the Trust, dated April 29, 1998, as amended on July 28, 1999, May 9, 2001, April 8, 2002, March 15, 2004, August 28, 2007, October 6, 2008, May 20, 2015, October 16, 2015, December 30, 2015, April 15, 2016, August 26, 2016, and October 27, 2016 is hereby further amended as indicated below.

The last sentence of the introductory paragraph of the Trust Instrument is amended to read as follows: “The name of the Trust created by this Trust Instrument is UBS Series Funds.”

Section (m) of Article I of the Trust Instrument is amended to read as follows: “(m) “Trust” means UBS Series Funds established hereby, and reference to the Trust, when applicable to one or more Series, refers to that Series.”

All other references in the Trust Instrument to UBS Money Series are changed to UBS Series Funds.

Schedule A is hereby amended to read as follows:

Series of the Trust

UBS Ultra Short Income Fund

Limited Purpose Cash Investment Fund

UBS Liquid Assets Government Fund

UBS Select Prime Institutional Fund

UBS Select Treasury Institutional Fund

UBS Tax-Free Reserves Fund

UBS Select Prime Preferred Fund

UBS Select Treasury Preferred Fund

UBS Tax-Free Preferred Fund

UBS Select Prime Investor Fund

UBS Select Treasury Investor Fund

UBS Tax-Free Investor Fund

UBS Select Treasury Capital Fund

UBS Prime Investor Fund

UBS Prime Preferred Fund

UBS Prime Reserves Fund

UBS Select Government Institutional Fund

UBS Select Government Preferred Fund

UBS Select Government Investor Fund

UBS Select Government Capital Fund

UBS RMA Government Money Market Fund

Classes of Shares of UBS Ultra Short Income Fund

An unlimited number of shares of beneficial interest have been established by the Board as Class A shares, Class P shares and Class I shares of UBS Ultra Short Income Fund. The Class A shares, Class P shares and Class I shares represent interests in the assets of only that Series and have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares, except as provided in the Trust’s Trust Instrument.

CERTIFICATE

I, Keith A. Weller, Vice President and Assistant Secretary of UBS Series Funds, hereby certify that: (i) this Amendment No. 13 to the Trust Instrument was authorized pursuant to resolutions duly adopted by the Trust’s Board of Trustees at a meeting duly called and held on March 9, 2018 and (ii) this Amendment No. 13 to the Trust Instrument of UBS Series Funds is made in accordance with the provisions of the Trust Instrument and will become effective upon the 9th day of March, 2018. This certificate is executed as of March 9, 2018.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date indicated above.

By: /s/ Keith A. Weller
Keith A. Weller
Vice President and Assistant Secretary
UBS Series Funds

Subscribed and sworn before me this 9th day of March, 2018:

/s/ Barbara A. Valente

Notary